EXHIBIT 15.2

Dahui Lawyers Letterhead

Date: April 9, 2021

Niu Technologies

No.1 Building, No. 195 Huilongguan East Road,

Changping District, Beijing 102208

People’s Republic of China

Dear Sir/Madam:

We hereby consent to the use of our name and the summary of our opinion under the headings, “Item 3. Key Information—D. Risk Factors—Risks Related to Our Corporate Structure” and “Item 4. Information on the Company—C. Organizational Structure”, included in Niu Technologies’ Annual Report on Form 20-F for the year ended December 31, 2020 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of April 2021, and further consent to the incorporation by reference into the Registration Statement (Form S-8 No. 333-229190) pertaining to Niu Technologies’ Amended and Restated 2016 Global Share Incentive Plan and 2018 Share Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

/s/ DaHui Lawyers
DaHui Lawyers